Exhibit 10.1

April 30, 2004

Kirk Krappe

[Address redacted]

Dear Kirk,

This letter confirms our offer of a full-time exempt position as Executive Vice President of Sales and Marketing with I-many, Inc. Your position will be based out of our Redwood Shores, CA office. You will report to Terry Nicholson, Chief Operating Officer. You will also be a member of the Executive Management Team.

Your annualized base salary will be $200,000, paid bi-weekly. Your annualized Incentive Compensation Plan will be $200,000, payable quarterly. Details will be provided under separate cover. You will be eligible for a $500 per month car allowance.

You will be eligible to receive options to purchase 250,000 shares of I-many, Inc. common stock, based on a four year vesting schedule, pursuant to the 2001 or 2003 Stock Plan, subject to Board of Directors approval. The exercise price will be based on closing market value of I-many stock on your first day of employment. You will be eligible to receive benefits that include but are not limited to health and dental insurance, short and long term disability insurance, and participation in the company’s 401K plan.

You will receive a non-recoverable draw of $15,000 per quarter payable at the beginning of each quarter for the first four quarters you are employed. This draw will commence in the quarter you first are a fulltime employee.

Your commission rate will be a flat percentage commission rate for each of the first three quarters (2004). Rate will be defined (OTE commissions presented/Quarterly Quota) to allow you to earn the figures presented by making the quota that has already been defined for each quarter. 2005 will be similar to current plans but open to negotiation.

If the Company terminates your employment for any reason other than for “cause” (defined below), then you will receive severance compensation equal to six months of your base salary at the time of termination, plus draw if you are entitled to draw in that timeframe, payable in the Company’s normal bi-weekly payroll cycles. “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Company that you refused to perform your assigned duties, consistent with Company policies, (b) your material dishonesty, (c) a good faith finding by the Company that you have engaged in gross negligence or gross misconduct in a manner that materially interferes with your job performance, or (d) your conviction, or your entry of a pleading of guilty or nolo contendre, for any crime involving moral turpitude or any felony.

In addition, if the Company is consolidated with or merged into another entity (other than a consolidation or merger in which the stockholders of the Company immediately prior to the consolidation or merger own a majority of the issued and outstanding shares of stock of the survivor corporation, or of an entity owning the survivor corporation, immediately after the consolidation or merger); or if the business of the Company is acquired by another entity in an acquisition of all or substantially all of the Company’s assets; or an entity acquiring in a transaction or series of related transactions in a three month period from the then-existing stockholders, more than 50 % of the Company’s issued and outstanding shares of capital stock (each a “Company Sale”); then fifty percent (50%) of your unvested stock options on the date of the Company Sale shall become exercisable in full immediately prior to the closing of such Company Sale. And in the event the Company terminates your employment for any reason other than for “cause” within twelve (12) months after the closing of a Company Sale, then the full remainder of your unvested stock options shall become exercisable.

In addition, during the term of your employment and for three months thereafter, you will not sell or otherwise transfer any of your shares of Nextance, Inc., including shares acquired by the exercise of stock options, without the prior written consent of I-many, which shall not be unreasonably withheld.

No provision herein is to be construed as a guaranty of continued employment and all employees are employed at will. Any contrary agreement must be in writing and must be signed by the President of I-many, Inc. Moreover, this letter does not create any such contrary agreement.

This offer of employment is contingent upon certain conditions being fulfilled including your agreement to and execution of I-many, Inc.’s standard Nondisclosure, Developments and Noncompete Agreement, included with this letter. You must sign this Agreement prior to beginning your employment with us.

Finally, by signing this letter, you are representing to I-many, Inc. that you are not subject to any agreement that precludes you from accepting this offer.

We are looking forward to having you join our team and believe you will find the experience a rewarding one. Welcome!

Sincerely,

/s/ Stephen Van Houten
Stephen Van Houten
Director of Human Resources

Accepted by:

/s/ Kirk Krappe
Kirk Krappe
Date: July 8, 2004